Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

•                  NEW AWARDS UP 17 PERCENT TO $4.5 BILLION

•                  BACKLOG CLIMBS 54 PERCENT TO RECORD $23.7 BILLION

•                  EARNINGS PER SHARE OF 94 CENTS

IRVING, TEXAS, — May 7, 2007 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2007.  Net earnings were $85 million, or $0.94 per diluted share, compared with $89 million, or $1.00 per diluted share for the same period last year.  Operating profit for the quarter was $177 million, compared with $184 million in the first quarter of 2006.  All business segments posted substantial growth over last year, with the exception of the Government segment which benefited from hurricane relief activities in the first quarter and throughout 2006.  Operating margin was 4.9 percent, compared with 5.1 percent a year ago.   Revenue of $3.6 billion was level with the first quarter of 2006.  Strong growth in Oil & Gas and Global Services revenue offset an expected decline in the Government segment.

New project awards for the first quarter were $4.5 billion, up 17 percent from $3.8 billion a year ago.  The quarter included $2.9 billion in Oil & Gas awards with the balance representing a broad-based mix across the other segments.  Consolidated backlog rose to a new company record of $23.7 billion, up 54 percent from a year ago and up 8 percent sequentially over the prior quarter.

“Fluor’s operations posted very strong results, enabling us to largely offset the expected decline in contingency response work in the Government segment,” said Chairman and Chief Executive Officer Alan Boeckmann.   “We continue to win substantial new project awards across our diversified businesses which we expect will continue to drive growth in revenue, earnings and backlog.”

Corporate G&A expense for the quarter was $45 million, compared with $42 million in the first quarter of 2006.  Fluor’s financial position continues to strengthen, with cash and cash equivalents growing to $1.1 billion, up from $654 million a year ago.

Outlook

Earnings guidance reflects our expectation that continued broad-based growth will more than offset the lower contributions from the Government segment.  First quarter new awards were sizable and, while individual quarterly bookings may fluctuate due to the timing of major awards, we expect continued strength throughout 2007.  Oil & Gas represents the largest market opportunity, with Power, Industrial & Infrastructure and Global Services having solid prospects as well.  We are encouraged by the strength of first quarter performance, which has increased our confidence in delivering Earnings Per Share in a range of $3.50 to $3.80 per share for 2007.

Business Segments

Fluor’s Oil & Gas segment reported first quarter revenue of $1.7 billion, up 41 percent from the first quarter of 2006.  Operating profit grew to $88 million, up 56 percent over 2006.

Results reflect the significant ramp-up in new project awards over the last two years.  Operating margin was 5.3 percent, increasing from 4.8 percent a year ago.  New oil, gas and petrochemical awards in the first quarter totaled $2.9 billion, including a large award for the engineering, procurement and construction management of the utilities and off-site facilities for a major petrochemical complex in Saudi Arabia.  Ending backlog at March 31, 2007 for Oil & Gas rose to $14.0 billion, a 106 percent increase from a year ago.

Fluor’s Industrial & Infrastructure segment reported revenue of $773 million, level with last year.  Operating profit was $21 million, a 55 percent increase over the first quarter a year ago.  Improved performance resulted from the strength of new awards over the last year including growing contributions from the mining business line.  New awards for the quarter were $414 million, primarily from mining and life sciences, compared with $672 million a year ago when a major infrastructure project was awarded.  Backlog rose to $5.2 billion, up 39 percent from $3.8 billion a year ago.

Revenue for the Government segment was $346 million for the first quarter, compared with $1.1 billion a year ago.  Operating profit was $16 million, down from $78 million a year ago, and operating margin declined to 4.7 percent from 6.9 percent last year.  The first quarter of 2006 benefited from contributions from hurricane relief work for the Federal Emergency Management Agency (FEMA), Iraq reconstruction work and the Fernald project.  First quarter new awards totaled $127 million, and ending backlog was $548 million.

The Global Services segment reported a 38 percent increase in revenue to $635 million in the first quarter, primarily due to an increase in operations and maintenance (O&M) activity.  Operating profit grew by 32 percent to $47 million, reflecting strong growth from the O&M and equipment services business lines.  Operating margin was 7.4 percent compared with 7.8 percent last year.  New awards were $757 million and backlog was $2.5 billion at the end of the first quarter.

Fluor’s Power segment reported revenue of $206 million, up substantially from $78 million in the first quarter of 2006.  Operating profit was $5 million in the first quarter, with an operating margin of 2.3 percent.  Power segment new awards were $261 million, including an award for the engineering, procurement and construction of a 570 megawatt combined cycle power plant in Canada.  Backlog grew 27 percent over the same period last year to $1.4 billion.

First Quarter Call

Fluor will host a conference call at 10:00 a.m. Eastern Daylight Time on Tuesday, May 8, which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com.  The webcast will be archived for 30 days following the call.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $14.1 billion in 2006.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts, including performance by our joint venture or teaming  partners, resulting in cost overruns or liabilities; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on March 1, 2007. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2007	2006
Revenues	$3,641.8	$3,624.9
Costs and Expenses:
Cost of Revenues	3,464.3	3,440.5
Corporate G&A	45.4	41.8
Net Interest Income	(4.2)	(0.2)
Total Costs and Expenses	3,505.5	3,482.1
Earnings before Income Taxes	136.3	142.8
Income Tax Expense	51.7	53.9
Net Earnings	$84.6	$88.9
Basic Earnings per Share
Net Earnings	$0.97	$1.03
Weighted Average Shares	87.0	85.9
Diluted Earnings per Share
Net Earnings	$0.94	$1.00
Weighted Average Shares	89.9	88.9
New Awards	$4,463.5	$3,825.8
Backlog	$23,707.0	$15,377.3
Work Performed	$3,548.0	$3,540.9

BUSINESS SEGMENT FINANCIAL REVIEW

THREE MONTHS ENDED MARCH 31	2007	2006
Revenues
Oil & Gas	$1,681.6	$1,191.2
Industrial & Infrastructure	773.3	762.9
Government	346.0	1,133.7
Global Services	634.6	459.3
Power	206.3	77.8
Total revenues	$3,641.8	$3,624.9

Operating Profit Margin $ and %	$	%	$	%
Oil & Gas	$88.3	5.3	$56.7	4.8
Industrial & Infrastructure	21.1	2.7	13.6	1.8
Government	16.4	4.7	78.5	6.9
Global Services	46.9	7.4	35.6	7.8
Power	4.8	2.3	—	—
Total Operating Profit Margin $ and %	$177.5	4.9	$184.4	5.1

FLUOR CORPORATION
Unaudited

SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)	MARCH 31, 2007	MARCH 31, 2006
Cash and Cash Equivalents	$1,108.3	$654.0
Total Current Assets	3,428.8	3,383.5
Total Assets	5,043.5	4,854.6
Total Short-Term Debt	376.8	375.1
Total Current Liabilities	2,464.6	2,515.5
Long-term Debt	212.3	106.3
Shareholders' Equity	1,759.7	1,715.1

Total Debt to Capitalization%	25.1%	21.9%
Shareholders' Equity Per Share	$19.96	$19.60

SELECTED CASH FLOW ITEMS

($ in millions)	THREE MONTHS ENDED MARCH 31
	2007	2006

Cash Provided (Utilized) by Operating Activities	$167.8	$(158.3)

Investing Activities
Capital Expenditures	(48.5)	(56.1)
Other Items	10.0	5.0
Cash Utilized by Investing Activities	(38.5)	(51.1)

Financing Activities
Increase in Short-Term Borrowings	—	45.1
Non-Recourse Project Financing	28.2	14.3
Issuance of Common Stock	—	—
Cash Dividends	(35.0)	—
Other Items	6.4	19.7
Cash Provided (Utilized) by Financing Activities	(0.4)	79.1

Effect of Exchange Rate Changes on Cash	3.3	(4.7)

Increase in Cash and Cash Equivalents	$132.2	$(135.0)

Depreciation	$34.6	$27.8

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2007		2006		% Chg

Oil & Gas	$2,905	65%	$1,804	47%	61%
Industrial & Infrastructure	414	9%	672	18%	(38)%
Government	127	3%	766	20%	(83)%
Global Services	757	17%	578	15%	31%
Power	261	6%	6	0%	NM

TOTAL NEW AWARDS	$4,464	100%	$3,826	100%	17%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2007		2006		% Chg
Oil & Gas	$13,961	59%	$6,777	44%	106%
Industrial & Infrastructure	5,244	22%	3,773	25%	39%
Government	548	2%	1,061	7%	(48)%
Global Services	2,548	11%	2,663	17%	(4)%
Power	1,406	6%	1,103	7%	27%

TOTAL BACKLOG	$23,707	100%	$15,377	100%	54%

United States	$9,177	39%	$6,114	40%	50%
The Americas	3,039	13%	2,114	14%	44%
Europe, Africa and the Middle East	10,495	44%	6,119	39%	72%
Asia Pacific	996	4%	1,030	7%	(3)%

TOTAL BACKLOG	$23,707	100%	$15,377	100%	54%

NM=Not meaningful

FLRF